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                                   [FORM OF]
                  GENWORTH LIFE INSURANCE COMPANY OF NEW YORK
             GUARANTEED MINIMUM WITHDRAWAL BENEFIT FOR LIFE RIDER

General Features

This rider provides for a guaranteed minimum withdrawal benefit for the life of the Annuitant(s). This rider is only available for Annuitant(s) [age 50 through age 85] at the time the Contract is issued. The Withdrawal Base is not the Contract Value. There is no impact to the Withdrawal Base if no excess withdrawals are taken. Withdrawals taken under this rider reduce the Contract Value by the amount of the Gross Withdrawal. The Rider Death Benefit on the Contract Date is equal to the initial Purchase Payment. There is no annuity value associated with this rider. There is a rider charge, which is a daily asset charge that is applied against all amounts in the Subaccounts. Once elected this rider may not be terminated except as stated below (see When this Rider is Effective on page [8]).

To receive the full benefit of this rider you must allocate all Contract Value to the prescribed Investment Strategy and limit total Gross Withdrawals in a Benefit Year to an amount no greater than the Withdrawal Limit. If you do not follow the Investment Strategy, there will be a reduction in the Withdrawal Factor and Rider Death Benefit by the percentage shown on the Contract Data Pages (see Investment Strategy on page [3]). Even if your benefit is reduced, you will continue to pay the full amount charged for this rider.

The Withdrawal Base on the Contract Date is equal to the initial Purchase Payment. The Withdrawal Base and the Withdrawal Factor are used to determine the Withdrawal Limit. Any additional Purchase Payment will be applied to the Withdrawal Base on the Valuation Day the additional Purchase Payment is received. If you do not exceed the Withdrawal Limit, the Withdrawal Base will never be reduced. You may reset your Withdrawal Base to the Contract Value subject to the terms and requirements described below (see Restoration or Reset of the Benefit on page [5]).

The Withdrawal Limit is the total amount that you may withdraw in a Benefit Year without reducing the benefits provided under this rider. The Withdrawal Limit is equal to the Withdrawal Factor multiplied by the greater of the Contract Value on the prior Contract anniversary and the Withdrawal Base (see Guaranteed Minimum Withdrawal Benefit on page [4]). The Withdrawal Factor is based on the attained age of the Annuitant for a single Annuitant Contract or the attained age for the younger living Annuitant for a Joint Annuitant Contract on the earlier of the Valuation Day of the first Gross Withdrawal and the Valuation Day when the Contract Value is reduced to zero. If a Gross Withdrawal plus all prior Gross Withdrawals in a Benefit Year is in excess of the Withdrawal Limit, your Withdrawal Base and Rider Death Benefit are reduced (see Excess Withdrawals on page [6]).

Subsequent Purchase Payment(s) applied to your Contract generally will adjust your Withdrawal Base and Rider Death Benefit. We reserve the right not to adjust the Withdrawal Base and/or the Rider Death Benefit for any additional Purchase Payment(s) in order to control future risks under this rider. If we decide not to adjust the Withdrawal Base and/or the Rider Death Benefit for any additional Purchase Payments, we will notify you [45] days prior to enacting this restriction.

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If all of the Annuitants are ages 50 through 59, you may choose to reset your
Withdrawal Base on an annual anniversary of the Contract Date that is at least 12 months after the later of the Contract Date and the last reset date. If the older of the Annuitants is age 60 through 85, you may choose to reset your Withdrawal Base on an annual anniversary of the Contract Date that is at least 12 months after the later of the Contract Date and the last reset date (see Restoration or Reset of the Benefit on page [5]). Reset allocations must follow the Investment Strategy in effect at that time. The feature may trigger a new rider charge when used, subject to change but limited to a maximum annual charge of [2.00%].

This rider also allows you a one-time opportunity to restore your Withdrawal Factor and Rider Death Benefit if benefits have been reduced due to violation of the Investment Strategy (see Restoration or Reset of the Benefit on page [5]).

Prior to the Annuity Commencement Date, at the death of the last Annuitant, a Death Benefit may be payable under this Contract and rider. The amount of any Death Benefit payable will be the greatest of (a), (b) and (c), where:

    (a)   is the Death Benefit as calculated under the base Contract;

    (b)   is the Rider Death Benefit; and

    (c)   is any amount payable by any other optional death benefit rider.

The Death Benefit payable will be paid according to the distribution rules under the Contract. The Death Benefit will be reduced by the sum of any payments, less charges, made after the death of an Annuitant. We may recover from you or your estate any payments made after the death of an Annuitant (see Death Provisions on page [7]).

All rider terms will have the same meaning as under the Contract, unless otherwise stated.

Terms and Procedures

Asset Allocation Model - The Asset Allocation Model shown on the Contract Data Pages.

Benefit Date - The date that will be the later of:

    (1)   the Contract Date; and

    (2)   the Valuation Day of the most recent reset of the Withdrawal Base.

Benefit Year - Each one year period following the Benefit Date and each anniversary of that date.

Death Benefit Reduction Percentage - The percentage shown on the Contract Data Pages. On the first Valuation Day after you choose not to follow the Investment Strategy, your Rider Death Benefit will be reduced by the Death Benefit Reduction Percentage.

Designated Subaccounts - The Designated Subaccounts shown on the Contract Data Pages.

Gross Withdrawal - An amount withdrawn from Contract Value including any surrender charge, any taxes withheld and any premium taxes.

Investment Strategy - The Asset Allocation Model and/or Designated Subaccounts for this rider.

Rider Death Benefit - The death benefit payable under this rider. The Rider Death Benefit on the Contract Date is equal to the initial Purchase Payment.

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Withdrawal Base - An amount used to establish the Withdrawal Limit. The
Withdrawal Base on the Contract Date is equal to the initial Purchase Payment. The Withdrawal Base is used to determine benefits under the rider. The Withdrawal Base is not the Contract Value.

Withdrawal Factor - The percentage used to establish the Withdrawal Limit. The Withdrawal Factor is based on the attained age of the Annuitant for a single Annuitant Contract or the attained age for the younger living Annuitant for a Joint Annuitant Contract on the earlier of the Valuation Day of the first Gross Withdrawal and the Valuation Day when the Contract Value is reduced to zero. The percentage is shown on the Contract Data Pages.

Withdrawal Limit - The total amount that you may withdraw in a Benefit Year without reducing the benefits provided under this rider. The Withdrawal Limit is calculated on each Valuation Day. The Withdrawal Limit is (a) multiplied by
(b), where:

    (a) is the greater of the Contract Value on the prior Contract anniversary and the Withdrawal Base; and

    (b)   is the Withdrawal Factor.

Withdrawal Factor Reduction Percentage - The percentage shown on the Contract Data Pages. On the first Valuation Day after you choose not to follow the Investment Strategy, your Withdrawal Factor will be reduced by the Withdrawal Factor Reduction Percentage.

Investment Strategy

To obtain the full benefits provided under this rider, you must allocate all Contract Value to an Investment Strategy, which will be provided to you. Benefits may be reduced as described below if you do not invest in the Investment Strategy. You must allocate your Contract Value among the following Investment Strategy options shown on the Contract Data Pages for this rider:

  .   the Designated Subaccounts or,

  .   an Asset Allocation Model

You must allocate all Contract Value between the Investment Strategy options. If you use the Designated Subaccounts option, you must specify the percentage to invest in each Designated Subaccount. Under the Asset Allocation Model option, any percentage of Contract Value invested must first be divided into categories in accordance with the percentages shown on the Contract Data Pages. Within each category you must then specify the percentage to invest in each available Subaccount.

Reallocations

You may reallocate Contract Value within the Investment Strategy by submitting a transfer request. We reserve the right to assess a charge for transfers in accordance with the terms of the Contract to which this rider is attached. The maximum transfer charge is shown on the Contract Data Pages.

On a monthly basis, we will rebalance Contract Value to the Subaccounts in accordance with the percentages that you have chosen. In addition, on any Valuation Day after any transaction involving a withdrawal, receipt of a Purchase Payment or a transfer of Contract Value, we will rebalance Contract Value to the Subaccounts in accordance with the percentages that you have chosen, unless you instruct us otherwise.

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Allocations Outside of the Investment Strategy

Beginning on the first Valuation Day after you choose not to follow the Investment Strategy, your Withdrawal Factor and Rider Death Benefit will be reduced as follows:

The Withdrawal Factor will be (a) minus (b), where:

    (a)   is the Withdrawal Factor; and

    (b) is the Withdrawal Factor multiplied by the Withdrawal Factor Reduction Percentage.

The Rider Death Benefit will be (a) minus (b), where:

    (a)   is the Rider Death Benefit; and

    (b) is the Rider Death Benefit multiplied by the Death Benefit Reduction Percentage.

You may elect to resume participation in the Investment Strategy, as described in the Restoration or Reset of the Benefit provision, provided we receive notice of your election in a form acceptable to us.

We will not reduce your Withdrawal Factor or Rider Death Benefit if you are not following the Investment Strategy due to a portfolio liquidation or a portfolio dissolution and the assets are transferred from the liquidated or dissolved portfolio to another portfolio.

If this rider is added to the Contract at issue, the Guarantee Account available as an Investment Option under the Contract, if any, will not be available as an Investment Option under this rider for as long as this rider is in effect.

Notification

Transfer requests must be submitted in a form acceptable to us and must be submitted in accordance with the terms of the Contract. If your transfer request is received in good order, we will process your transfer request as of the Valuation Day your transfer request is received. If your benefit is not already currently reduced, your transfer request is in good order, and you have not taken a withdrawal subsequent to this transfer request, but such transfer causes your Contract Value to not be allocated in accordance with the Investment Strategy, you will have [1] opportunity, within [5] business days from the date the confirmation statement is sent to you, to make another transfer request to the prescribed Investment Strategy without a reduction to your benefit. Such a transfer request will be considered a transfer for purposes of counting the number of transfers allowed in a calendar year. Your Withdrawal Base will not be affected in such circumstance.

This benefit is not available to you if your benefit is: (1) currently reduced due to not allocating assets according to the prescribed Investment Strategy;
(2) you have already exercised this benefit; or (3) you request a transfer after [5] business days from the date the confirmation statement is sent to you.

Exercise of this benefit does not preclude you from exercising the restoration or reset provision.

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Guaranteed Minimum Withdrawal Benefit

If you:

  .   allocate all Contract Value to the Investment Strategy; and

  . limit total Gross Withdrawals in a Benefit Year to an amount no greater than the Withdrawal Limit;

then you will be eligible to receive total Gross Withdrawals in each Benefit Year equal to the Withdrawal Limit until the last death of an Annuitant.

The Withdrawal Limit is calculated on each Valuation Day. The Withdrawal Limit is (a) multiplied by (b), where:

    (a) is the greater of the Contract Value on the prior Contract anniversary and the Withdrawal Base; and

    (b)   is the Withdrawal Factor.

The Withdrawal Factor is established based on the attained age of the younger Annuitant on the earlier of the Valuation Day of the first Gross Withdrawal and the Valuation Day when the Contract Value is reduced to zero. The Withdrawal Factor percentage is shown on the Contract Data Pages.

Purchase Payments

Any Purchase Payment applied to your Contract will adjust your Withdrawal Base and Rider Death Benefit. In order to obtain the full benefit provided by this rider, you must allocate all assets to the prescribed Investment Strategy from the Benefit Date. If you have allocated all assets to the Investment Strategy since the Benefit Date, any subsequent Purchase Payment will be added to the Withdrawal Base and the Rider Death Beneft. Otherwise, the Purchase Payment will be added to the Withdrawal Base, and the Rider Death Benefit will be increased by (a) minus (b), where:

    (a)   is the Purchase Payment; and

    (b) is the Purchase Payment multiplied by the Death Benefit Reduction Percentage.

We reserve the right to not adjust the Withdrawal Base and/or the Rider Death Benefit for any additional Purchase Payments.

Restoration or Reset of the Benefit

Restoration: If your Withdrawal Factor and Rider Death Benefit have been reduced because you have not allocated all assets to the prescribed Investment Strategy, you will have a one-time opportunity to restore your Withdrawal Factor and Rider Death Benefit.

Reset: If all of the Annuitants are ages 50 through 59, you may choose to reset your Withdrawal Base on an annual anniversary of the Contract Date that is at least 12 months after the later of (a) and (b). If the older of the Annuitants is age 60 through 85, you may choose to reset your Withdrawal Base on an annual anniversary of the Contract Date that is at least 12 months after the later of
(a) and (b), where:

    (a)   is the Contract Date; and

    (b)   is the last reset date.

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If you do reset your Withdrawal Base, as of that date, we will:

  .   reset the Withdrawal Base to your Contract Value;

  . reset the charge for this rider. The new charge, which may be higher than your previous charge, will never exceed [2.00%] annually; and

  .   reset the Investment Strategy to the current Investment Strategy.

There are similarities as well as distinct differences between restoring your Withdrawal Factor and resetting your Withdrawal Base and Withdrawal Factor. The similarities and differences are:

 Restore Provision                      Reset Provision
 -----------------                      -------------------------------------
 You may restore on a Contract          You may reset on a Contract
 anniversary once during the life of    anniversary periodically after your
 this rider.                            Benefit Date.

 You must allocate all assets to the    You must allocate all assets to the
 Investment Strategy in effect as of    Investment Strategy offered as of the
 the last Benefit Date prior to the     date of the reset.
 reduction in benefits.

 Your rider charge assessed will        Your rider charge may increase, not
 remain the same as the charge that     to exceed an annualized rate of
 was in effect as of your last Benefit [2.00%], calculated on a daily basis. Date prior to the reduction in benefits.

 Your Withdrawal Base will be the       Your Withdrawal Base will be reset to
 lesser of the current Contract Value   equal your Contract Value as of the
 and your prior Withdrawal Base.        date of your reset.

 The Withdrawal Factor will be          The Withdrawal Factor will be reset
 restored to 100% of the original age   to 100% of the original age
 Withdrawal Factor.                     Withdrawal Factor.

 The Rider Death Benefit will be the    The Rider Death Benefit will be the
 lesser of Contract Value and total     lesser of Contract Value and total
 Purchase Payments less Gross           Purchase Payments less Gross
 Withdrawals.                           Withdrawals.

For either a restoration of your Withdrawal Factor, or a reset of your Withdrawal Base, we must receive notice of your election in a form acceptable to us at least [15] days prior to your next Contract anniversary. You may restore your Withdrawal Factor and Rider Death Benefit once during the life of this rider.

You may not use the restore or reset provision if any Annuitant is older than age [85] on the Contract anniversary. We reserve the right to limit the restoration date to a Contract anniversary on or after [three] complete year[s] from the Benefit Date.

Excess Withdrawals

If a Gross Withdrawal plus all prior Gross Withdrawals in a Benefit Year is in excess of the Withdrawal Limit, your Withdrawal Base and Rider Death Benefit are reduced. The new Withdrawal Base equals the lesser of (a) and (b), where:

    (a)   is the Contract Value on the Valuation Day after the Gross
          Withdrawal; and

    (b)   is the prior Withdrawal Base minus the Gross Withdrawal.

The new Rider Death Benefit equals the lesser of (a) and (b), where:

    (a)   is the Contract Value on the Valuation Day after the Gross
          Withdrawal; and

    (b)   is the prior Rider Death Benefit minus the Gross Withdrawal.

If the total Gross Withdrawals in a Benefit Year are less than or equal to the Withdrawal Limit, we will waive any surrender charge on the Gross Withdrawals.

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Required Minimum Distributions

If all Contract Value is allocated to the Investment Strategy, the Withdrawal Limit will be increased for any Benefit Year to the extent necessary to meet any minimum distribution requirements under federal tax law. This increase applies only to the required minimum distribution based on the value of the Contract.

Reduction in Contract Value

Your Contract Value after taking a withdrawal may be less than the amount required to keep your Contract in effect. In this event or if your Contract Value becomes zero, your Contract, this rider and any other riders and endorsements will terminate and the following will occur:

  . If the Withdrawal Limit is less than $100, we will pay you the greatest of the Rider Death Benefit, Contract Value and the present value of the Withdrawal Limit in a lump sum calculated using the Annuity 2000 Mortality Table and an interest rate of 3%.

  . If the Withdrawal Limit is greater than $100, we will issue you a supplemental contract. We will continue to pay you the Withdrawal Limit until the death of the last Annuitant. We will make payments no less frequent than annually, unless agreed otherwise. If the monthly amount is less than $100, we will reduce the frequency so that the payment will be at least $100. The Rider Death Benefit will continue under the supplemental contract. The Rider Death Benefit will be reduced by each payment made under the supplemental contract. The Rider Death Benefit, if any, will be payable on the last death of an Annuitant.

Rider Death Benefit

The Rider Death Benefit on the Contract Date is equal to the initial Purchase Payment.

Purchase Payments in a Benefit Year increase the Rider Death Benefit. If you have allocated all assets to the Investment Strategy since the Benefit Date, any subsequent Purchase Payment will be added to the Rider Death Benefit. Otherwise, the Rider Death Benefit will be increased by (a) minus (b), where:

    (a)   is the Purchase Payment; and

    (b) is the Purchase Payment multiplied by the Death Benefit Reduction Percentage.

Gross Withdrawals in a Benefit Year decrease the Rider Death Benefit. If a Gross Withdrawal plus all prior Gross Withdrawals in a Benefit Year is less than or equal to the Withdrawal Limit, the Rider Death Benefit will be reduced by the Gross Withdrawal. If a Gross Withdrawal plus all prior Gross Withdrawals in a Benefit Year is in excess of the Withdrawal Limit, your Rider Death Benefit will equal the lesser of (a) and (b), where:

    (a)   is the Contract Value on the Valuation Day after the Gross
          Withdrawal; and

    (b)   is the prior Rider Death Benefit minus the Gross Withdrawal.

If you choose not to follow the Investment Strategy, your Rider Death Benefit will be reduced as described in the Investment Strategy provision.

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Death Provisions

At the death of the last Annuitant, a Death Benefit may be payable under this Contract and rider. The amount of any Death Benefit payable will be the greatest of (a), (b) and (c), where:

    (a)   is the Death Benefit as calculated under the base Contract;

    (b)   is the Rider Death Benefit; and

    (c)   is any amount payable by any other optional death benefit rider.

The Death Benefit payable will be paid according to the distribution rules under the Contract. We may recover from you or your estate any payments made after the death of an Annuitant. All other Death Provisions under the Contract and in any optional death benefit riders, including distribution rules, apply.

If the designated beneficiary is a surviving spouse who is not an Annuitant, whose age is [50] through [85], and who elects to continue the Contract as the new Owner, this rider will continue. The Withdrawal Base for the new Owner will be the Death Benefit determined as of the first Valuation Day we have receipt of due proof of death and all required forms at our Service Center. The Withdrawal Factor for the new Owner will be based on the age of that Owner on the date of the first Gross Withdrawal for that Owner.

If the designated beneficiary is a surviving spouse who is an Annuitant and who elects to continue the Contract as the Owner, this rider will continue. The Withdrawal Base will be the same as it was under the Contract for the deceased Owner. If no withdrawals were taken prior to the first Valuation Day we receive due proof of death and all required forms at our Service Center, the Withdrawal Factor for the surviving spouse will be established based on the attained age of the surviving spouse on the date of the first Gross Withdrawal for the surviving spouse. Otherwise, the Withdrawal Factor will continue as it was under the Contract for the deceased Owner.

If the surviving spouse cannot continue the rider, the rider and the rider charge will terminate on the next Contract anniversary.

Rider Charge

There will be a daily asset charge for this rider. This charge is added to the Contract's daily asset charge and applied against all amounts allocated to the Subaccounts. The charge for this rider will depend upon whether the Contract is a single Annuitant or Joint Annuitant Contract. This charge is shown on the Contract Data Pages. Once applied, the Joint Annuitant charge will continue while the rider is in effect. The charge for this rider will be reset if you choose to reset your Withdrawal Base and Rider Death Benefit. The new charge, which may be higher than your previous charge, will never exceed [2.00%] annually.

When this Rider is Effective

The rider becomes effective on the Contract Date. It will remain in effect while this Contract is in force and before the Annuity Commencement Date. This rider may not be terminated prior to the Annuity Commencement Date. On the Annuity Commencement Date, this rider will terminate.

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Change of Ownership

You may assign the benefits provided under this rider. The Annuitant(s) will not change if you assign the benefits. We must be notified in writing if you assign the benefits of this rider.

If you marry after issue, you may add your spouse as a Joint Owner and Joint Annuitant or as a Joint Annuitant only, subject to our approval.

General Provisions

For purposes of this rider:

  . A non-natural entity Owner must name an Annuitant and may name the Annuitant's spouse as a Joint Annuitant.

  .   An individual Owner must also be an Annuitant.

  .   You may name only your spouse as a Joint Owner.

  . If there is only one Owner, that Owner may name only his or her spouse as a Joint Annuitant at issue.

  . If you marry after issue, you may add your spouse as a Joint Owner and Joint Annuitant or as a Joint Annuitant only, subject to our approval.

For Genworth Life Insurance Company of New York,

                            [GRAPHIC APPEARS HERE]

                                David J. Sloane
                                   President

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